     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                       TEXAS                                            52-1862813
           (State or Other Jurisdiction                              (I.R.S. Employer
         of Incorporation or Organization)                          Identification No.)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 321-2100

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                               GERALD W. HADDOCK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     CRESCENT REAL ESTATE EQUITIES COMPANY
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 321-2100

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                   Copies to:

              ROBERT B. ROBBINS, ESQ.                               DAVID M. DEAN, ESQ.
             SYLVIA M. MAHAFFEY, ESQ.                      CRESCENT REAL ESTATE EQUITIES COMPANY
          SHAW PITTMAN POTTS & TROWBRIDGE                       777 MAIN STREET, SUITE 2100
                2300 N STREET, N.W.                               FORT WORTH, TEXAS 76102
              WASHINGTON, D.C. 20037

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of the Registration
Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
        TYPE OF SECURITIES              AMOUNT BEING          OFFERING PRICE            AGGREGATE            REGISTRATION
         TO BE REGISTERED                REGISTERED            PER UNIT(1)          OFFERING PRICE(1)           FEE(1)
-----------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $.01 per
  share...........................   30,000,000 shares           $31.125               $933,750,000           $275,456.25
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the rules and regulations under the Securities Act of 1933, as amended, based on the price at which the Common Shares will be offered to the public.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 15, 1998

PROSPECTUS

                                              SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES
                            ------------------------
    The Company is distributing to record holders of its common shares of beneficial interest (the "Common Shares"), transferable subscription rights (the
"Rights") to subscribe for and purchase up to          Common Shares (the
"Underlying Shares"), for a purchase price of $31.125 per share (the "Rights Offering"). Such shareholders will receive one Right for each Common Share held
by them as of the close of business on            , 1998, which will be
subsequent to effectiveness of the merger of Station Casinos, Inc. (or its successor) ("Station") with and into the Company (the "Merger") (the "Record Date"). Holders of Rights ("Rights Holders") may purchase one Underlying Share for every five Rights held. In the event that any Rights Holder holds a number of Rights which is not divisible by five, such holder may purchase one additional Underlying Share in excess of the full number of Underlying Shares for which such holder is otherwise entitled. The Rights will be evidenced by transferable certificates.

    The Rights will expire at 5:00 p.m., Eastern time, on the 60th day following the Record Date, unless earlier terminated or extended by the Company (such date and time, the "Expiration Date") and thereafter will have no value. Accordingly, Rights Holders are urged to either exercise or sell their Rights prior to the Expiration Date.

    The proceeds to the Company from the Rights Offering will be used to reduce certain indebtedness of the Company, to fund future acquisitions and for general corporate purposes.

    The Common Shares are traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CEI." It is anticipated that the Rights will trade on the NYSE under the symbol "CEI RT" until the close of business on the last trading day preceding the Expiration Date. There has, however, been no prior public market for the Rights, and no assurance can be given that a market for the Rights will develop or, if a market develops, that it will remain available throughout the period ending with the Expiration Date, or as to the price at which the Rights will trade. On June 12, 1998, the closing sales price of the Common Shares on the NYSE was $31.125 per share.

      SEE "RISK FACTORS" AT PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY RIGHTS HOLDERS AND PROSPECTIVE INVESTORS PRIOR TO DECIDING TO EXERCISE OR SELL RIGHTS OR PURCHASE COMMON SHARES THROUGH THE RIGHTS OFFERING.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                                                      UNDERWRITING
                                                 PRICE TO             DISCOUNT AND           PROCEEDS TO
                                                  PUBLIC               COMMISSION             COMPANY(1)
--------------------------------------------------------------------------------------------------------------
Per Share                                           $                     $  0                    $
--------------------------------------------------------------------------------------------------------------
Total                                               $                     $  0                    $
==============================================================================================================

   (1) Before deducting expenses payable by the Company, estimated at $        .

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS        , 1998

                                  THE COMPANY

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), Crescent Real Estate Equities, Ltd., a Delaware corporation which is the sole general partner of the Operating Partnership ("CREE Ltd."), and the other subsidiaries of Crescent Equities.

     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which owns a portfolio of real estate assets (the "Properties") located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 88 office properties (the "Office Properties") with an aggregate of approximately 31.3 million net rentable square feet, 89 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), seven full-service hotels with a total of 2,276 rooms and two destination health and fitness resorts that can accommodate up to 452 guests daily (collectively, the "Hotel Properties"), the real estate mortgages relating to and non-voting common stock in five residential development corporations (the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, own interests in 12 residential development properties (the "Residential Development Properties"), and seven retail properties with an aggregate of approximately 771,000 net rentable square feet (the "Retail Properties"). The Company also owns an indirect 38% interest in each of two corporations that currently own and/or operate approximately 80 refrigerated warehouses with an aggregate of approximately 394 million cubic feet (the "Refrigerated Warehouse Investment"). Such corporations have entered into agreements to acquire an additional 14 refrigerated warehouses with an aggregate of approximately 91.4 million cubic feet. In addition, the Company has entered into an agreement relating to the proposed acquisition (the "Pending Investment") of a corporation that owns four full-service casino/hotels with a total of 1,995 rooms and two riverboat casinos (collectively, the "Casino/Hotel Properties").

     Upon completion of the Pending Investment, the Company will have completed over $6.0 billion of real estate investments since the closing of the initial public offering of its common shares (the "Common Shares") on May 5, 1994 (the "Initial Offering"), approximately $2.2 billion of which will have been completed since December 31, 1997.

     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations and the operating activities of the Refrigerated Warehouse Investment. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.

     As of June 11, 1998, 120,104,648 Common Shares, 6,518,607 units of ownership interest in the Operating Partnership ("Units") and 8,000,000 shares of 6 3/4% Series A Convertible Cumulative Preferred Shares of beneficial interest, par value $.01 per share (the "Series A Preferred Shares") were outstanding.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 321-2100.

                              RECENT DEVELOPMENTS

PENDING INVESTMENT

     The following briefly describes the Company's pending investment (the "Pending Investment"). A more detailed description of the Pending Investment is contained in the Company's Current Report on Form 8-K dated January 16, 1998 and filed January 27, 1998, as amended on February 13, 1998, April 27, 1998 and June 10, 1998. The Pending Investment is subject to various closing conditions. There is no assurance that this investment will be completed.

     Station Casinos, Inc. On January 16, 1998, the Company entered into an Agreement and Plan of Merger (as subsequently amended, the "Merger Agreement") pursuant to which Station will merge with and into the Company (the "Merger"). Station is an established multi-jurisdictional casino/hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed Casino/Hotel Properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. The Merger Agreement also provides for certain alternative structures to facilitate the combinations of the businesses of the Company and Station. As a result of the Merger, the Company will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the Merger, as described below.

     It is presently anticipated that, as part of the transactions associated with the Merger, but immediately prior to the Merger, certain operating assets and the employees of Station will be transferred to a new limited liability company (the "Station Lessee"). The Station Lessee will be owned 50% by Crescent Operating, Inc. or another entity designated by the Company, 24.9% by a newly formed entity (the "Management Entity") owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate newly formed entity (the "Secondary Management Entity") owned by other members of Station management. It is anticipated that the Station Lessee will operate the six Casino/Hotel Properties currently operated by Station pursuant to a lease with the Company. The lease will have a 10-year term, with one five-year renewal option. The Station Lessee will be required to maintain the Casino/Hotel Properties in good condition at its expense. The Company will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the Casino/Hotel Properties, to be used from time to time to replace furniture, fixtures and equipment. Under the lease, the Company also will have a right of first refusal to acquire, and thereafter to include under the lease, any additional casino and/or hotel properties which the Station Lessee desires to acquire or operate.

     The lease will provide for base and percentage rent but the amount of rent has not yet been determined. It is anticipated, however, that total rental payments under the lease will exceed 20% of total rental revenues on an annualized basis. As a result of the percentage rent payments, the Company will participate in the economic operations of the Casino/Hotel Properties only through its indirect participation in gross revenues. To the extent that operations of the Casino/Hotel Properties may affect the ability of the Station Lessee to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses or decreases in revenues. The amount of rent payable to the Company under the leases with respect to the Casino/Hotel Properties will depend on the ability of the Station Lessee to maintain and increase revenues from the Casino/Hotel Properties. Accordingly, the Company's results of operations and its ability to meet its obligations will be affected by such factors as changes in general and local economic conditions, the level of demand for the services of the Casino/Hotel Properties, competition in the hotel/casino industry and other factors related to the operation of the Casino/Hotel Properties.

     In order to effect the Merger, the Company will issue .466 Common Shares of the Company for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of Preferred Shares which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger.

     The Merger transaction, including the Company's issuance of Common Shares, Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $900 million in existing indebtedness of Station and its subsidiaries, is currently valued at approximately $1.731 billion.

     In connection with the transaction, the Company will also enter into a right of first refusal and noncompetition agreement with the Station Lessee. Under the agreement, the Company will grant the Station Lessee a right of first refusal as to any lease arrangement (a "master lease") for a casino/hotel property (defined as real estate on which hotel and casino or other gaming-related operations are conducted) in which the operators of the business conducted at the property prior to the date the property is owned or acquired by the Company will cease to operate such business. The Station Lessee will grant the Company a right of first refusal to invest, directly or indirectly, (i) in casino/hotel properties (including the opportunity to provide services related to real estate or to invest in a hotel property), real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such types of real estate assets or (ii) any other casino/hotel-related investments that can be structured as REIT-suitable investments. In addition, without the prior written consent of the Management Entity, the Company, Crescent Operating, Inc. and their affiliates may not own, operate or otherwise engage in activities related to any casino/hotel properties other than casino/hotel properties operated and leased by the Station Lessee or an entity under its control, provided that the Company may own a casino/hotel property if a master lease arrangement already exists at the property, if casino/hotel activities conducted at the property are incidental to the primary business operations at the property or if the sellers or operators desire to enter into a master lease arrangement with the Company. Under the agreement, without the prior written consent of the Company, neither the Management Entity, the Secondary Management Entity, nor any of the affiliates of either, may own, operate or otherwise engage in any activities related to casino/hotel properties that are not operated and leased by the Station Lessee or an entity under its control.

     In connection with the Merger, the Company also has agreed to purchase up to $115 million of a new class of convertible preferred stock of Station prior to consummation of the Merger. The purchase will be made in increments, or in a single transaction upon call by Station subject to certain conditions, whether or not the Merger is consummated.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by the Company and certain of its officers, trust managers and affiliates of the approvals required under applicable gaming laws. The Company anticipates that the Merger and the associated transactions will be consummated in the fourth quarter of 1998. Certain individuals who own in the aggregate approximately 41% of the outstanding capital stock of Station have agreed to vote in favor of the Merger. There can be no assurance that the Merger will be consummated on the terms described in this Prospectus or at all.

     The Company will be entitled to receive a break-up fee of $54 million if the Merger Agreement is terminated (i) by either the Company or the Board of Directors of Station if any required approval of the Merger by the holders of each class of capital stock of Station shall not have been obtained by reason of the failure to obtain the required vote of stockholders, (ii) by the Company if the Board of Directors of Station shall not recommend the Merger or shall recommend a superior proposal or (iii) by the Board of Directors of Station if it receives a superior proposal that the Company does not match or exceed.

COMPLETED INVESTMENTS

     The following briefly describes the Company's investments since March 31, 1998.

     Datran Center. On May 1, 1998, the Company acquired, subject to a ground lease, Datran Center, two Class A office buildings, containing approximately 472,000 net rentable square feet located in the South Dade/Kendall submarket of Miami, Florida. The purchase price was approximately $71 million of which approximately $47 million was funded through the assumption of two mortgage notes encumbering the leasehold interests in the land and the building and the remaining balance of approximately $24 million through a borrowing under the Company's $550 million credit facility from a consortium of banks led by BankBoston, N.A. (the "Credit Facility").

SERIES A PREFERRED STOCK OFFERING

     On February 19, 1998, the Company completed a public offering of 8,000,000 Series A Preferred Shares in an aggregate principal amount of $200 million. The Company used the net proceeds from the offering, equal to approximately $191.3 million, to repay certain amounts outstanding under the Credit Facility.

     Distributions on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly in arrears on or about the fifteenth day of February, May, August and November of each year, commencing May 15, 1998, at the rate of 6 3/4% of the liquidation preference per annum (equivalent to $1.6875 per annum per Series A Preferred Share).

     The Series A Preferred Shares are convertible at any time, in whole or in part, at the option of the holders thereof, into Common Shares at a conversion price of $40.86 per Common Share (equivalent to a conversion rate of .6119 Common Shares per Series A Preferred Share), subject to adjustment in certain circumstances. The Series A Preferred Shares generally are not redeemable prior to February 18, 2003. On and after February 18, 2003, the Series A Preferred Shares will be redeemable, in whole or in part, at the option of the Company, at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any. The Series A Preferred Shares have no stated maturity date and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

     The Series A Preferred Shares rank senior to the Common Shares as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company.

     The Series A Preferred Shares have been listed on the NYSE under the symbol "CEIPrA."

                                  RISK FACTORS

     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus before purchasing Common Shares.

REGIONAL CONCENTRATION OF ASSETS INCREASES EFFECTS OF ADVERSE TRENDS IN CERTAIN MARKETS

     A significant portion of the Company's assets are, and revenues are derived from, Properties located in the metropolitan areas of Dallas/Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas/Fort Worth or Houston metropolitan areas or other geographic markets in which the Company in the future may acquire substantial assets could have an adverse effect on the financial condition and results of operations of the Company and on the Company's ability to satisfy its obligations as they become due.

COMPANY DOES NOT FULLY CONTROL CERTAIN INVESTMENTS AND CONSEQUENTLY HAS NO CONTROL OVER REVENUES FROM THE INVESTMENTS

     Revenues from Hotels Dependent On Third-Party Operators and Hospitality Industry. The Company has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc., and such subsidiaries, rather than the Company, are entitled to exercise all rights of the owner of the respective hotel. The Company will receive both base rent and a percentage of gross sales above a certain minimum level pursuant to the leases, which expire between the years 2004 and 2012. As a result, the Company will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of such subsidiaries to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses. Each of the Hotel Properties is managed pursuant to a management agreement. The amount of rent payable to the Company under the leases with respect to the Hotel Properties will depend on the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Company's results of operations, and ultimately its ability to meet its obligations, will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties. In addition, the Company expects, in accordance with the terms of the Intercompany Agreement (as defined in "-- Conflicts of Interest -- Relationship with Crescent Operating, Inc."), to lease any hotel properties that it may acquire in the future to Crescent Operating, Inc. or any of its subsidiaries which, as lessees of any such hotel properties, will be entitled to exercise all rights of the owner.

     Lack of Control of Residential Development Corporations and Dividends. The Company is not able to elect the boards of directors of the Residential Development Corporations and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Company does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities. The inability of the Company to control its access to its dividends from the Residential Development Corporations increases the likelihood that such dividends might not be available to the Company, which may adversely affect its results of operations and its ability to meet its obligations.

     Americold and URS Partnerships Controlled by Third Parties. The Company owns, through two subsidiaries (the "Crescent Subsidiaries"), a 38% interest in each of two partnerships, one of which owns Americold Corporation ("Americold") and the other of which owns URS Logistics, Inc. ("URS"). Crescent Operating, Inc. owns a 2% interest in each of the partnerships. The remaining 60% interest in the partnerships is owned by two subsidiaries of Vornado Realty Trust (collectively, "Vornado"). The Company currently owns all of the non-voting common stock, representing an approximately 95% economic interest, in each of the Crescent Subsidiaries, and Crescent Operating, Inc. owns all of the voting stock, representing an approximately 5% economic interest, in each of the Crescent Subsidiaries. As a result, the Company is not able to elect the boards of directors of the Crescent Subsidiaries and does not have the authority to control the management or operation of the Crescent Subsidiaries. Under the terms of the existing partnership agreements for each of the partnerships, the Company does not have the right to participate in the decisions with respect to the Partnerships. Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both Crescent Operating, Inc. and Vornado. The partnership agreement for each of the partnerships provides for a buy-sell arrangement upon a failure of Crescent Operating, Inc. and Vornado to agree on any of the specified major decisions pursuant to which the entire interest of Crescent Operating, Inc. and the Company or the entire interest of Vornado may be purchased by the other party. Until November 1, 2000, the buy-sell arrangement can only be exercised by Vornado. Major decisions include approval of the annual capital and operating budgets for each partnership, decisions to deviate from the budgets by 10% or more and additional capital contributions. If the Company and Vornado fail to reach agreement on any of the specified major decisions prior to November 1, 2000, Vornado may purchase the Company's interest at cost (less distributions) plus a 10% per annum return. During the seven years thereafter, Vornado may set a price for the buy-sell arrangement, and the Company then may elect either to sell its interest to Vornado, or to purchase Vornado's interest, at the designated price. After October 31, 2007, either the Company or Vornado may set a price for the buy-sell arrangement, and the party who did not set the price may elect either to sell its interest to the other party, or to purchase the other party's interest, at the designated price. The exercise of the buy-sell arrangement in one partnership requires the purchaser under the arrangement to purchase the interest of the selling party in the other partnership on the same terms. There can be no assurance that Vornado or Crescent Operating, Inc. will operate the partnerships in a way that will maximize the Company's return on its investment. See "-- Real Estate Risks Specific to the Company's Business -- Joint Ownership of Assets Limits Company's Flexibility with Investments."

     Revenues from Proposed Casino/Hotel Investment Dependent on Third-Party Operators and Casino/Hotel Industry. In connection with the proposed Merger, the Company intends to lease the Casino/Hotel Properties to the Station Lessee which will be owned 50% by former management of Station and 50% by Crescent Operating, Inc. or one of its affiliates. The Company expects that it will receive both base rent and a percentage of gross revenues above a certain minimum level pursuant to the leases, which will expire in 2008, subject to one, five-year renewal option. Although the rental payments have not yet been finally determined, it is anticipated that base rental payments will exceed 20% of current base rental revenues of the Company on an annual basis. As a result of the percentage rent payments, the Company will participate in the economic operations of the Casino/Hotel Properties only through its indirect participation in gross revenues. The amount of rent payable to the Company under the leases with respect to the Casino/Hotel Properties will depend on the ability of the Station Lessee to maintain and increase revenues from the Casino/ Hotel Properties. Accordingly, the Company's results of operations and its ability to meet its obligations will be affected by (i) changes in general and local economic conditions and the level of demand for the services of the Casino/Hotel Properties, a deterioration in either of which could adversely affect the Company's results of operations and its ability to meet its obligations, (ii) competition in the casino/hotel industry, an increase in which could reduce the gross revenues at the Casino/Hotel Properties and adversely affect the Company's results of operations and its ability to meet its obligations, (iii) governmental regulation that limits the ability of the Casino/Hotel Properties to continue conducting their business as presently conducted, (iv) any decision by the Nevada Gaming Commission or the Missouri Gaming Commission to suspend, revoke or not reissue a gaming license held by the Company or one of its subsidiaries or the Station Lessee, which decision would adversely affect the ability of the Station Lessee to continue making its lease payments to the Company and (v) the temporary or permanent loss of a riverboat or dockside facility due to casualty, mechanical failure or severe weather, which could prevent the Station Lessee from deriving revenue from the affected location and thereby decrease its ability to make lease payments to the Company.

REAL ESTATE RISKS SPECIFIC TO THE COMPANY'S BUSINESS

     Risks Related to Investment Strategy. In implementing its investment strategies, the Company has invested in a broad range of real estate assets, and in the future, it may invest in additional types of real estate assets not currently included in its portfolio. There can be no assurance, however, that the Company will be able to implement its investment strategies successfully. As a result of its real estate investments, the Company will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which it invests. The Company is subject to the risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Similarly, the Company is subject to the risk that the success of its investment in the Hotel Properties will be highly dependent upon such Properties' ability to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities. In addition, the Company is subject to risks relating to the Behavioral Healthcare Facilities, including the effect of any failure of the lessee of the Behavioral Healthcare Facilities to make the required lease payments (which equal more than 10% of the Company's current base rental revenues); the effects of factors, such as regulation of the healthcare industry and limitations on government reimbursement programs, on the ability of the lessee to make the required lease payments; and the limited number of replacement tenants in the event of a default under, or non-renewal of, the lease. If any one or a combination of such risks were realized, the Company could experience a material adverse change in its financial condition and results of operations, which could lead to difficulty in meeting its obligations.

     Joint Ownership of Assets Limits Company's Flexibility With
Investments. The Company has the right to invest, and in certain cases has invested, in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. Because it gives a third party, which is not controlled by the Company and which may have different goals and capabilities than the Company, the opportunity to influence the return the Company can achieve on some of its investments, joint ownership may adversely affect the ability of the Company to meet its obligations. See "-- Company Does Not Fully Control Certain Investments and Consequently Has No Control Over Revenues from the Investments -- Americold and URS Partnerships Controlled by Third Parties."

     Risk that Adequate Financing will not be Available to Refinance Station Debt. Station currently has outstanding approximately $900 million of indebtedness at rates in excess of the Company's current cost of capital. At the time of the closing of the Merger, as a result of covenants of certain Station indebtedness, the Company will be required to refinance an aggregate of approximately $359 million of such outstanding indebtedness. In addition, the Company intends to finance the transaction in part by incurring an additional $135 million in debt primarily related to transaction costs. There are no definitive agreements or arrangements for any such refinancing or the obtaining of any new debt, and there can be no assurance that the Company will be able to complete the refinancing or obtain the necessary financing or that the terms thereof will be favorable to the Company.

CONFLICTS OF INTEREST

     Common Management and Ownership. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, Inc., and Gerald W. Haddock serves as the President, Chief Executive Officer and a director of Crescent Operating, Inc., CREE Ltd. and the Company. As a result, Messrs. Rainwater, Goff and Haddock have fiduciary obligations to the Company, the Operating Partnership and Crescent Operating, Inc. Messrs. Rainwater, Goff and Haddock, together with the other management of the Company and CREE Ltd. with a rank of Vice President or higher beneficially owned, as of April 13, 1998, an approximately 14.3% equity interest in the Company, and approximately the same percentage of the outstanding common stock of Crescent Operating, Inc. through their ownership of shares of Crescent Operating, Inc. common stock. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Company, the Operating Partnership and Crescent Operating, Inc., because management of the Company may not have the same financial interests as the other shareholders or other investors in the Company. Members of management of the Company who also own shares of Crescent Operating, Inc. will have a financial interest in the success of Crescent Operating, Inc. that will not be shared by shareholders of the Company or investors in the Operating Partnership who do not also own shares of Crescent Operating, Inc. There can be no assurance that, as a result of such conflicts, the Company will not have less revenue available with which to satisfy its obligations when they become due. These conflicts and the material risks associated with them are set forth below.

     Relationship with Crescent Operating, Inc. The Company has entered into an agreement (the "Intercompany Agreement") with Crescent Operating, Inc., which provides, subject to certain terms, that the Company will provide Crescent Operating, Inc. with a right of first refusal to become the lessee of any real property acquired by the Company if the Company determines that, consistent with the Company's status as a REIT, it is required to enter into a master lease arrangement, provided that Crescent Operating, Inc. and the Company negotiate a mutually satisfactory lease arrangement and the Company determines, in its sole discretion, that Crescent Operating, Inc. is qualified to be the lessee. As to opportunities for Crescent Operating, Inc. to become the lessee of any assets under a master lease arrangement, the Intercompany Agreement provides that the Company must provide Crescent Operating, Inc. with written notice of the lessee opportunity. During the 30 days following such notice, Crescent Operating, Inc. has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with the Company on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which Crescent Operating, Inc. and the Company may agree), the Company may offer the opportunity to others, on terms not more favorable than those offered to Crescent Operating, Inc., for a period of one year thereafter before it must again offer the opportunity to Crescent Operating, Inc. in accordance with the procedures specified above. The Company may, in its discretion, offer any investment opportunity other than a lessee opportunity to Crescent Operating, Inc. upon such notice and other terms as the Company may determine. The certificate of incorporation of Crescent Operating, Inc., as amended and restated, generally prohibits Crescent Operating, Inc., for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Company was first given the opportunity, but elected not to pursue such activities or investments.

     Subsidiaries of Crescent Operating, Inc. are the lessees of each of the Hotel Properties. Crescent Operating, Inc. owns a 50% interest in Charter Behavioral Health Systems, LLC ("CBHS"), which is the lessee of the Behavioral Healthcare Facilities and the Company's largest tenant in terms of base rental revenues. On March 5, 1998, Crescent Operating, Inc. entered into a definitive agreement to acquire from a subsidiary of Magellan Health Services, Inc. ("Magellan") the remaining 50% interest in CBHS. The Company owns all of the non-voting stock and Crescent Operating, Inc. owns all of the voting stock of the entities through which the Company made the Refrigerated Warehouse Investment and its investments in the Desert Mountain and Woodlands Residential Development Properties. In addition, it is anticipated that Crescent Operating, Inc. will have the opportunity to own a 50% interest in the Station Lessee. The Company expects to offer Crescent Operating, Inc. the opportunity to become a lessee and operator of other assets in accordance with the Intercompany Agreement.

     Due to the common management and ownership between the Company and Crescent Operating, Inc., management of the Company could experience conflicts of interest in the event of a dispute relating to any of the leases in which Crescent Operating, Inc. is the lessee or if there were a default by Crescent Operating, Inc. under a lease. Conflicts of interest also could arise in connection with the renegotiation or renewal of any lease or other agreement with Crescent Operating, Inc.

     Relationship with Magellan Health Services, Inc. Mr. Rainwater, along with certain affiliates of and members of his family, owns approximately 19% of the outstanding common stock of Magellan, a subsidiary of which is a 50% owner (along with Crescent Operating, Inc.) of CBHS. Mr. Rainwater's spouse, Darla D. Moore, is a member of the board of directors of Magellan. Through these relationships, Mr. Rainwater may have the ability to influence decisions of Magellan in a manner that may benefit Magellan to the detriment of Crescent Operating, Inc. or the Company, or vice versa.

     Joint Investments. The Company has in the past and may in the future structure investments as joint investments with Crescent Operating, Inc. See "-- Relationship with Crescent Operating, Inc." The Company could experience potential conflicts of interest in connection with the negotiation of the terms of such joint investments due to its ongoing business relationship with Crescent Operating, Inc. and the common management and common ownership among the Company, the Operating Partnership and Crescent Operating, Inc.

     Competition for Management Time. Messrs. Rainwater, Goff and Haddock currently are engaged, and will in the future continue to engage, in the management of other properties and business entities, including Crescent Operating, Inc. Messrs. Rainwater, Goff and Haddock may experience conflicts of interest in allocating management time, services and functions among the Company and the various other business activities, including the operation of Crescent Operating, Inc., in which any of them are or may become involved.

     Legal Representation. Shaw Pittman Potts & Trowbridge, which has served as securities and tax counsel to the Company, also serves as special counsel to Crescent Operating, Inc. in connection with certain matters. In the event any controversy arises in which the interests of the Company appear to be in conflict with those of Crescent Operating, Inc., other counsel may be retained for one or both parties.

RISK OF INABILITY TO MANAGE RAPID GROWTH AND ACQUISITION OF SUBSTANTIAL NEW ASSETS EFFECTIVELY

     From the time it commenced operations in May 1994 through March 31, 1998, the Company has experienced rapid growth, increasing its total assets by approximately 1,781%, after giving pro forma effect to the proposed Merger with Station and investments completed after March 31, 1998. There can be no assurance that the Company will be able to manage its growth effectively and the failure to do so may have an adverse effect on the financial condition and results of operations of the Company. If such an adverse effect were great enough, the Company could have difficulty meeting its obligations when they become due.

GENERAL REAL ESTATE RISKS AFFECTING THE COMPANY

     The following paragraphs describe the material factors influencing the general real estate risks to which the Company is subject.

     Company's Inability to Control Certain Factors Affecting Performance and Value. The economic performance and value of the Company's real estate assets will be subject to the risks normally associated with changes in national, regional and local economic and market conditions, as discussed below. The principal markets in which the Company's Properties are located are Dallas/Fort Worth, Houston and Austin, Texas and Denver, Colorado. The economic condition of each of these markets is dependent on a limited number of industries, and an economic downturn in some or all these industries could adversely affect the Company's performance in that market. Other local economic conditions that may affect the performance and value of the Company's Properties include excess supply of office space and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance and management services. These factors may adversely affect the ability of the tenants to pay rent. In addition, other factors may affect the performance and value of a Property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in any Residential Development Property) and the availability of financing. Any of these factors, each of which is beyond the control of the Company, could reduce the income that the Company receives from the Properties, thereby adversely affecting the Company's ability to meet its obligations.

     Real Estate Investments are Illiquid. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations and its ability to meet its obligations.

     Risk of Environmental Liability. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. The application of environmental laws to a specific Property owned by the Company will be dependent on a variety of Property-specific circumstances, including the former uses to which the Property was put and the building materials used at each Property. Prior to the Company's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Company or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability. If the Company were subject to environmental liability, the liability could be so great that the Company could have difficulty meeting its obligations when they become due.

FINANCIALLY DISTRESSED PROPERTIES ARE RISKIER INVESTMENTS THAN OTHER PROPERTIES

     Implementation of the Company's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distressed situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally. If a Property has been inadequately maintained, capital and maintenance expenditures may be significant. A negative market perception of a Property may make the Property more difficult to lease than originally expected, resulting in lower occupancy rates and lease revenues for a longer period of time than the Company originally anticipated. A continuation of factors precipitating distress, such as adverse regional economic conditions, could adversely affect the Company's return on its investment in the Property or asset and the amount of funds the Company has available to meet its obligations.

CHANGE IN POLICIES

     The Board of Trust Managers provides guidance to the senior management of the Company regarding the Company's operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions. These policies and strategies may be revised, from time to time, without shareholder approval. Changes in the Company's policies and strategies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.

COMPANY'S SUCCESS DEPENDS ON KEY PERSONNEL

     The Company is dependent on the efforts of senior management personnel of the Company and the General Partner. These senior management personnel include Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, John C. Goff, Vice Chairman of the Board of Trust Managers of the Company, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager of the Company, and President, Chief Executive Officer and sole Director of the General Partner. While the Company believes that it would be possible to find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. Each of Messrs. Goff and Haddock has entered into employment agreements with the Company, and each of Messrs. Rainwater, Goff and Haddock has entered into a noncompetition agreement with the Company. Neither the Company nor CREE Ltd. has obtained key-man insurance for any of its senior management personnel.

LIMITED RESTRICTIONS ON INCREASES IN DEBT

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's net operating income will be insufficient to meet required payments of principal and interest, risks associated with possible increases in variable interest rates, the risk that the Company will not be able to refinance existing indebtedness or, if necessary, to obtain additional financing for necessary capital expenditures such as renovations and other improvements on favorable terms or at all. A default under secured indebtedness could result in a transfer of the secured asset to the mortgagee, with a consequent loss of income and asset value to the Company.

     The Company's organizational documents do not limit the level or amount of debt that it may incur. It is the Company's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization of the Company targeted at approximately 40 percent, although this policy is subject to reevaluation and modification and could be increased above 40 percent. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the ability of the Company to borrow money and to meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company and the ability to meet its obligations.

                                USE OF PROCEEDS

     Assuming the exercise of all Rights offered hereby, the Company intends to
use the net proceeds of the Rights Offering, estimated at $     million after
estimated expenses payable by the Company, to repay approximately $     million
of the amounts outstanding under the Credit Facility. The remaining net proceeds will be used to reduce other indebtedness of the Company, to fund future acquisitions and for other general corporate purposes.

     The Credit Facility, which is unsecured and expires in June 2000, bears interest at the Eurodollar rate plus 120 basis points.

                              THE RIGHTS OFFERING

     The Company is distributing Rights directly to the record holders of its
outstanding Common Shares as of the close of business on the           , 1998,
which will be subsequent to the effectiveness of the Merger (the "Record Date"). The Company will distribute, at no cost to such record holders, one Right for each Common Shares held on the Record Date. The Rights will be evidenced by transferable Subscription Certificates.

     No Subscription Certificate may be divided in such a way as to permit a holder of Common Shares to receive a greater number of Rights than the number to which such Subscription Certificate entitles such holder, except that a depository, bank, trust company or securities broker or dealer holding Common Shares on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a record holder of Common Shares on the Record Date.

EXPIRATION DATE

     The Rights will expire at 5:00 p.m., Eastern time, on the 60th day following the Record Date, unless earlier terminated or extended by the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the "Guaranteed Delivery Procedures" described below.

SUBSCRIPTION PRIVILEGE

     Every five Rights held by a holder of Rights (a "Rights Holder") will entitle such holder to receive, upon payment of the Subscription Price, one Underlying Share (the "Subscription Privilege"). In the event that any Right Holder holds a number of Rights that is not evenly divisible by five, such Rights Holder may subscribe for one additional Underlying Share in excess of the full number of Underlying Shares for which such holder is otherwise entitled. Certificates representing Underlying Shares purchased pursuant to the Subscription Privilege will be delivered by mail to subscribers as soon as practicable after the exercise by the Rights Holder of their Subscription Privileges and receipt of payment therefore by the Subscription Agent.

SUBSCRIPTION PRICE

     The Subscription Price is $31.125, in cash, per Underlying Share purchased pursuant to the Subscription Privilege. See "Determination of Subscription Price."

EXERCISE OF RIGHTS

     Rights may be exercised by delivery to the Subscription Agent on or prior to 5:00 p.m., Eastern time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signature guaranties, together with payment in full of the Subscription Price for each Underlying Share to be purchased pursuant to the Subscription Privilege. Such payment in full must be (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order to "Boston-
EquiServe, L.P., as Subscription Agent", or (b) by wire transfer of funds to the account maintained by the Subscription Agent for such purpose at
BostonEquiServe, L.P.,                , ABA No.      , Account No.      ,
[address], Attention: CEI Rights, [contact person]. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent or any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (iii) receipt of collected funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCER-

TIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER OR BY WIRE TRANSFER OF FUNDS.

     The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

        If by mail:                 BostonEquiServe, L.P.
                                    [Address]
                                    Attention: ------------------------------

        If by hand:                 BostonEquiServe, L.P.
                                    c/o [contact person or department]
                                    [Address]

        If by overnight courier:    BostonEquiServe, L.P.
                                    [Address]
                                    Attention: ------------------------------

     The Subscription Agent's telephone number is, toll free, (800)
     -       , and its telecopy number is (   )      -       .

     If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (a) such holder has caused payment in full of the Subscription Price for each Underlying Share being purchased pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (b) the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the "Instructions as to Use of Subscription Certificates" (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., from a commercial bank or trust company having an office or correspondent in the United States, or from a financial institution acceptable to the Subscription Agent (each an "Acceptable Institution"), stating the name of the exercising Rights Holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising Rights Holder, the number of Underlying Shares being purchased pursuant to the Subscription Privilege and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within five NYSE trading days following the date of the Notice of Guaranteed Delivery; and

          (c) the properly completed Subscription Certificate(s) evidencing the Rights being exercised, with any required signature guaranties, is received by the Subscription Agent within five NYSE trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the address set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile
     transmission (telecopy no.    -   -     ). Additional copies of the form of
     Notice of Guaranteed Delivery are available upon request from the Subscription Agent or the Information Agent, whose addresses and telephone numbers are set forth below.

     If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription

Price payment delivered by the Rights Holder. To the extent that the aggregate Subscription Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Subscription Excess paid by that Rights Holder shall be returned as soon as practicable by mail, without interest or deduction.

     Unless a Subscription Certificate (i) provides that Underlying Shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights or (ii) is submitted for the account of an Acceptable Institution, signatures on such Subscription Certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Signature Program or the New York Stock Exchange, Inc. Medallion Signature Program.

     Persons who hold Common Shares for the account of others, such as brokers, trustees or depositaries for securities (each, a "Nominee Holder") should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the Nominee Holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the property payment. In addition, beneficial owners of Common Shares or Rights held through such a Nominee Holder should contact the Nominee Holder and request the Nominee Holder to effect transactions in accordance with the beneficial owners' instructions.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions as to Use of Subscription Certificates or the Notice of Guaranteed Delivery should be directed to the Subscription Agent, at its telephone number and address set forth above.

NO REVOCATION

     ONCE A RIGHTS HOLDER HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

METHODS OF TRANSFERRING RIGHTS

     The Rights may be purchased or sold through usual investment channels. It is anticipated that they will trade on the NYSE until the close of business on the last NYSE trading day preceding the Expiration Date.

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate of transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee.

     The Rights evidenced by a Subscription Certificate may be sold, in whole or in part (but not with respect to fractional Rights), through the Subscription Agent by delivering to the Subscription Agent the Subscription Certificate properly executed for sale by the Subscription Agent. If only a portion of the Rights evidenced by a Single Subscription Certificate is to be sold by the Subscription Agent, that Subscription Certificate must be accompanied by instructions setting for the action to be taken with respect to the Rights that are not to be sold. Promptly following the settlement of such sale, the Subscription Agent will send the Rights Holder a check for the proceeds from the sale of any Rights sold, less any applicable brokerage commissions, taxes and other direct expenses of sales. Upon settlement, a Rights Holder for which the Subscription Agent sells Rights on any given day will receive for each of its Rights so sold the net weighted average sale price of all Rights sold on that day by the Subscription Agent. The net weighted average sale price will be calculated by dividing the total proceeds from all sales realized by the Subscription Agent on the date of sale by the total number of Rights sold by the Subscription Agent on that day and then subtracting a pro-rata portion of any applicable brokerage commissions, taxes and other expenses. The Subscription Agent shall not sell the Rights at a price which would result in a net loss to the Subscription Agent after any applicable brokerage commissions, taxes or other direct expenses of sale. No assurance, however, can be given that a market will develop for the Rights, that the Subscription Agent will be able to sell any Rights, or as to the price at which the Rights will trade. The Company will pay the fees charged by the Subscription Agent for effecting such sales. Orders to sell Rights must be received by the Subscription Agent at or prior to 11:00 a.m., Eastern time, at least two NYSE trading days preceding the Expiration Date. The Subscription Agent's obligation to execute orders is subject to its ability to find buyers. If the Rights cannot be sold by the Subscription Agent by 5:00 p.m., Eastern time, two (2) NYSE trading days preceding the date on which the Expiration Date occurs, they will be returned promptly by mail to the Rights Holder or, if so arranged, held by the Subscription Agent for pickup.

     Rights Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to the transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Except for the fees charged by the Subscription Agent (which will be paid by the Company as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

PROCEDURES FOR DTC PARTICIPANTS

     The Company anticipates that the exercise of the Subscription Privilege may be effected through the facilities of the Depository Trust Company.

AMENDMENT AND TERMINATION

     The Company reserves the right to extend the Expiration Date and to amend the terms and conditions of the Rights Offering, regardless of whether the amended terms are more or less favorable to Rights Holders. If the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have theretofore exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. In addition, all Rights Holders who have theretofore exercised Rights, or who exercise Rights within four business days after the mailing of the new definitive Prospectus, shall be provided with a form to Consent to Amended Rights Offering Terms, on which they can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended; any Rights Holder who has theretofore exercised any Rights, or who exercises Rights within four business days after the mailing of the new definitive Prospectus, and who does not return such Consent within 10 business days after the mailing of such Consent by the Company will be deemed to have canceled his or her exercise of Rights, and the full amount of the Subscription Price theretofore paid by such Rights Holder will be returned as soon as possible by mail, without interest or deduction. Any completed Subscription Certificate received by the Subscription Agent five or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

     The Company also reserves the right to terminate the Rights Offering prior to the Expiration Date for the following reasons: (i) a suspension of trading in the Company's Common Shares by the NYSE or suspension of trading of securities generally on the NYSE, (ii) a "stop order" issued by the Securities and Exchange Commission (the "Commission") suspending the effectiveness of the Company's Registration Statement covering the Underlying Shares, (iii) entry of a judgment or order by a court or other governmental authority restraining, prohibiting or materially interfering with the Rights Offering and (iv) subject to compliance with NYSE policies, the Company's determination (upon approval by the NYSE) that continuation of the Rights Offering would not be in the Company's best interest. Such termination would be effected by the Company by giving oral or written notice of such termination to the Subscription Agent and making a public announcement thereof. If the Rights Offering is so terminated, the Subscription Price will be returned as soon as possible by mail to exercising Rights Holders, without interest or deduction. Neither the Company nor any selling Rights Holders will have any obligation to a purchaser of Rights, whether such purchase was made through the Subscription Agent or otherwise, in the event that the Rights Offering is terminated.

DETERMINATION OF SUBSCRIPTION PRICE

     The Company believes that the Subscription Price reflects the Company's objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of Common Shares with an opportunity to make an additional investment in the Company, and thus avoid a dilution of their ownership position in the Company.

     In determining the structure of the Rights Offering and establishing the Subscription Price, the Board of Trust Managers considered such factors as the alternatives available to the Company for raising capital (including the costs of such alternatives), the market price of the Common Shares, the business prospects for the Company, the general condition of the securities markets at the time of the meeting of the Board of Trust Managers at which the Rights Offering was approved, a review of the subscription prices relative to market prices in a number of rights offerings. There can be no assurance, however, that the market price of the Common Shares will not decline during the subscription period to a level equal to or below the Subscription Price, or that, following the issuance of the Rights and of the Common Shares upon exercise of Rights, a subscribing Rights Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

SUBSCRIPTION AGENT

     The Company has appointed Boston EquiServe, L.P. as Subscription Agent for the Rights Offering. The Subscription Agent's addresses, which are the addresses to which Subscription Certificates, subscription payments and a Notice of Guaranteed Delivery must be delivered, are:

If by mail:            BostonEquiServe, L.P.
                       [Address]
                       Attention:
If by hand:            BostonEquiServe, L.P.
                       c/o [contact person or department]
                       [Address]
If by night courier:   BostonEquiServe, L.P.
                       [Address]
                       Attention:

     The Subscription Agent's telephone number is, toll free, (       )
   -     , and its telecopy number is (       )    -     .

     The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights Offering.

FOREIGN AND CERTAIN OTHER SHAREHOLDERS

     Subscription Certificates will not be mailed to Rights Holders or to any subsequent transferees of any Subscription Certificates whose addresses are outside the United States or who have APO or FPO addresses or whose addresses are in the states in which the Company has not filed a registration statement pursuant to the relevant state "blue sky" laws, but will be held by the Subscription Agent for such Holders' accounts. To exercise or sell their Rights, such Holders must notify the Subscription Agent prior to 11:00 a.m., Eastern time, at least two NYSE trading days preceding the Expiration Date, at which time (if no contrary instructions have been received) the Rights represented thereby will be sold, subject to the Subscription Agent's ability to find a purchaser. Any such sales will be at prevailing market prices. See "The Rights Offering -- Method of Transferring Rights." If the Rights can be sold, a check for the proceeds from the sale of any Rights, less any applicable brokerage commissions, taxes and other expenses, will be remitted to such Holders by mail. The proceeds, if any, resulting from sales of Rights of Holders who addresses are not known by the Subscription Agent or to whom delivery cannot be made will be held by the Subscription Agent in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the Expiration Date will be turned over by the Subscription Agent to the Company and, after such date, any person claiming such proceeds will, as an unsecured general creditor of the Company, be able to look only to the Company for payment thereof. The ability of such Holders to exercise or sell Rights will expire on the Expiration Date.

NO BOARD RECOMMENDATION

     An investment in the Common Shares must be made pursuant to each Rights Holder's or prospective investor's evaluation of its, his or her best interests. Accordingly, the Board of Trust Managers of the Company does not make any recommendation to any Rights Holder or prospective investor regarding the exercise of its, his or her Rights. The Board of Trust Managers does, however, urge the Rights Holders to either exercise or sell their Rights prior to the Expiration Date.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Declaration of Trust authorizes the Board of Trust Managers to issue up to 250,000,000 Common Shares, as well as 250,000,000 Excess Shares, par value $0.01 per share, issuable in exchange for Common Shares as described below at "-- Ownership Limits and Restrictions on Transfer." The Common Shares are listed on the NYSE under the symbol "CEI."

     Subject to such preferential rights as may be granted by the Board of Trust Managers in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such distributions as may be declared on the Common Shares by the Board of Trust Managers in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code (i) not more than 50% in value of outstanding equity securities of all classes ("Equity Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year;
(ii) the Equity Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain percentages of the Company's gross income must come from certain activities.

     To ensure that five or fewer individuals do not own more than 50% in value of the outstanding Equity Shares, the Declaration of Trust provides generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 8.0% of the issued and outstanding Common Shares (the "Common Share Ownership Limit") or more than 9.9% of the issued and outstanding shares of any series of Preferred Shares (the "Preferred Shares Ownership Limit"). In addition, the Declaration of Trust separately provides that Mr. Rainwater, the Chairman of the Board of Trust Managers, and certain related persons together may own, or be deemed to own, by virtue of certain attribution provisions of the Code, up to 8.0% (the "Rainwater Ownership Limit") of the issued and outstanding Common Shares (collectively, the "Ownership Limit"). The Board of Trust Managers, upon receipt of a ruling from the IRS, an opinion of counsel, or other evidence satisfactory to the Board of Trust Managers, in its sole discretion, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any person that is not an individual (as defined in Section 542(a)(2) of the Code). In connection with any such waiver or change, the Board of Trust Managers may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Equity Shares on the Company's status as a REIT for federal income tax purposes.

     In addition, the Board of Trust Managers, from time to time, may increase the Common Shares Ownership Limit, except that (i) the Common Shares Ownership Limit may not be increased and no additional limitations may be created if, after giving effect thereto, the Company would be "closely held" within the meaning of Section 856(h) of the Code and (ii) the Common Shares Ownership Limit may not be increased to a percentage that is greater than 9.9%. Under the Declaration of Trust, neither the Preferred Shares Ownership Limit nor the Rainwater Ownership Limit may be increased. The Board of Trust Managers may reduce the Rainwater Ownership Limit, with the written consent of Mr. Rainwater, after any transfer permitted by the Declaration of Trust. Prior to any modification of the Ownership Limit or the Rainwater Ownership Limit, the Board of Trust Managers will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company's status as a REIT.

     Under the Declaration of Trust, the Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving the Company's status as a REIT for federal income tax purposes, the Ownership Limit may prevent any person or small group of persons from acquiring control of the Company.

     The Declaration of Trust of the Company also provides that if an issuance, transfer or acquisition of Equity Shares (i) would result in a holder exceeding the Ownership Limit, (ii) would cause the Company to be beneficially owned by less than 100 persons, (iii) would result in the Company being "closely held" within the meaning of Section 856(h) of the Code or (iv) would otherwise result in the Company failing to qualify as a REIT for federal income tax purposes, such issuance, transfer or acquisition shall be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the Declaration of Trust, Equity Shares owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize the Company's status as a REIT under the Code will automatically be converted to Excess Shares. A holder of Excess Shares is not entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee on Excess Shares pursuant to the Company's Declaration of Trust will be required to be repaid to the Company upon demand. Excess Shares will be subject to repurchase by the Company at its election. The purchase price of any Excess Shares will be equal to the lesser of
(i) the price in such proposed transaction or (ii) either (a) if the shares are then listed on the NYSE, the fair market value of such shares reflected in the average closing sales prices for the shares on the 10 trading days immediately preceding the date on which the Company or its designee determines to exercise its repurchase right; or (b) if the shares are not then so listed, such price for the shares on the principal exchange (including the Nasdaq National Market) on which such shares are listed; or (c) if the shares are not then listed on a national securities exchange, the latest quoted price for the shares; or (d) if not quoted, the average of the high bid and low asked prices if the shares are then traded over-the-counter, as reported by the Nasdaq Stock Market; or (e) if such system is no longer in use, the principal automated quotation system then in use; or (f) if the shares are not quoted on such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares; or (g) if there is no such market maker or such closing prices otherwise are unavailable, the fair market value, as determined by the Board of Trust Managers in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. The Declaration of Trust also establishes certain restrictions relating to transfers of any Exchange Shares that may be issued. If such transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Company will have the option to deem the intended transferee of any Excess Shares to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     Under the Declaration of Trust, the Company has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares is deemed to be outstanding would, in the opinion of nationally recognized tax counsel, jeopardize the status of the Company as a REIT for federal income tax purposes.

     All certificates issued by the Company representing Equity Shares will bear a legend referring to the restrictions described above.

     The Declaration of Trust of the Company also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% of the outstanding Equity Shares (or such lower percentage as may be set by the Board of Trust Managers), must file an affidavit with the Company containing information specified in the Declaration of Trust no later than January 31 of each year. In addition, each shareholder, upon demand, shall be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the trust managers deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

     The ownership limitations described above may have the effect of precluding acquisitions of control of the Company by a third party. See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law."

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Shares is BankBoston, N.A.

      CERTAIN PROVISIONS OF THE DECLARATION OF TRUST, BYLAWS AND TEXAS LAW

     The Declaration of Trust and the Bylaws of the Company contain certain provisions that may inhibit or impede acquisition or attempted acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Trust Managers. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is only a summary of the terms of the Declaration of Trust and Bylaws (copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part). See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

STAGGERED BOARD OF TRUST MANAGERS

     The Declaration of Trust and the Bylaws provide that the Board of Trust Managers will be divided into three classes of trust managers, each class constituting approximately one-third of the total number of trust managers, with the classes serving staggered three-year terms. The classification of the Board of Trust Managers will have the effect of making it more difficult for shareholders to change the composition of the Board of Trust Managers, because only a minority of the trust managers are up for election, and may be replaced by vote of the shareholders, at any one time. The Company believes, however, that the longer terms associated with the classified Board of Trust Managers will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the Company's capital shares or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders. Accordingly, under certain circumstances shareholders could be deprived of opportunities to sell their shares of Common Shares at a higher price than might otherwise be available.

NUMBER OF TRUST MANAGERS; REMOVAL; FILLING VACANCIES

     Subject to any rights of holders of Preferred Shares to elect additional trust managers under specified circumstances ("Preferred Holders' Rights"), the Declaration of Trust provides that the number of trust managers will be fixed by, or in the manner provided in, the Bylaws, but must not be more than 25 nor less than one. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, the number of trust managers will be fixed by the Board of Trust Managers, but must not be more than 25 or less than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Board of Trust Managers otherwise determines, any vacancies (other than vacancies created by an increase in the total number of trust managers) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies created by an increase in the total number of trust managers may be filled by a majority of the entire Board of Trust Managers. Accordingly, the Board of Trust Managers could temporarily prevent any shareholder from enlarging the Board of Trust Managers and then filling the new trust manager position with such shareholder's own nominees.

     The Declaration of Trust and the Bylaws provide that, subject to any Preferred Holders' Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF TRUST MANAGERS

     The Declaration of Trust provides that, in determining what is in the best interest of the Company in evaluating a "business combination," "change in control" or other transaction, a trust manager of the Company shall consider all of the relevant factors. These factors may include (i) the immediate and long-term effects of the transaction on the Company's shareholders, including shareholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transaction; and
(viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Board of Trust Managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and, on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's shareholders.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure").

     Pursuant to the Shareholder Notice Procedure (i) only persons who are nominated by, or at the direction of, the Board of Trust Managers, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which trust managers are to be elected, will be eligible for election as trust managers of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Trust Managers or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Trust Managers a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Trust Managers, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Trust Managers power to block shareholder nominations for the election of trust managers or proposal for action, the Shareholder Notice Procedure may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.

PREFERRED SHARES

     The Declaration of Trust authorizes the Board of Trust Managers to establish one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. The Company believes that the ability of the Board of Trust Managers to issue one or more series of Preferred Shares will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized Preferred Shares are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded at the time of issuance or proposed issuance. The Board of Trust Managers could, in the future, issue a series of Preferred Shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then-prevailing market prices for their Common Shares.

AMENDMENT OF DECLARATION OF TRUST

     The Declaration of Trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the Declaration of Trust relating to "business combinations" or "control shares" (as described below under "-- Business Combinations" and "-- Control Share Acquisitions") may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Declaration of Trust authorizes the Board of Trust Managers, subject to any rights of holders of any series of Preferred Shares, to create and issue rights entitling the holders thereof to purchase from the Company Equity Shares or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Trust Managers. This provision is intended to confirm the authority of the Board of Trust Managers to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

BUSINESS COMBINATIONS

     The Declaration of Trust establishes special requirements with respect to "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares (an "Interested Shareholder"), subject to certain exemptions. In general, the Declaration of Trust provides that an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the Company for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the Declaration of Trust, such transactions must be (i) approved by the Board of Trust Managers of the Company and (ii) approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of Equity Shares receive a minimum price (as defined in the Declaration of Trust) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of the Declaration of Trust do not apply, however, to business combinations that are approved or exempted by the Board of Trust Managers of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

     The Declaration of Trust provides that "control shares" of the Company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by the holders of Equity Shares, excluding shares as to which the acquiror, officers of the Company and employees of the Company who are also trust managers have the right to vote or direct the vote. "Control shares" are Equity Shares which, if aggregated with all other Equity Shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of the outstanding voting shares of the Company. Control shares do not include Equity Shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A "control share acquisition" is defined as the acquisition of control shares, subject to certain exemptions enumerated in the Declaration of Trust.

     The Declaration of Trust provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Board of Trust Managers of the Company to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the Equity Shares. If no request for a meeting is made, the Declaration of Trust permits the Company itself to present the question at any shareholders' meeting.

     Pursuant to the Declaration of Trust, if voting rights are not approved at a shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Declaration of Trust, then, subject to certain conditions and limitations set forth in the Declaration of Trust, the Company will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the Declaration of Trust, if voting rights for control shares are approved at a shareholders' meeting and, as a result, the acquiror would be entitled to vote a majority of the Equity Shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust Act (the "TRA"). The Declaration of Trust provides that the fair value of the Equity Shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters' rights do not apply.

     These provisions of the Declaration of Trust do not apply to Equity Shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or if the acquisition is approved or excepted by the Declaration of Trust or Bylaws of the Company prior to a control share acquisition.

OWNERSHIP LIMIT

     The limitation on ownership of shares of Common Shares set forth in the Company's Declaration of Trust, as well as the provisions of the TRA, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Description of Common
Shares -- Ownership Limits and Restrictions on Transfer."

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax considerations associated with an investment in the Common Shares offered hereby, as well as certain anticipated federal income tax consequences to holders of Common Shares upon the issuance of Rights and to Rights Holders upon exercise and disposition of the Rights, prepared by Shaw Pittman Potts & Trowbridge, tax counsel to Crescent Equities ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent Equities or the Operating Partnership or to the purchase, ownership or disposition of the Common Shares or the Rights is being requested from the Internal Revenue Service (the "IRS") or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.

     EACH RIGHTS HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES OR THE RIGHTS IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRESCENT EQUITIES

     Crescent Equities has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent Equities believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent Equities intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code sections, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Tax Counsel, Crescent Equities qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1997, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus Supplement, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent Equities and the Operating Partnership and is conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent Equities and the Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent Equities' ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent Equities, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failing to qualify as a REIT, see "-- Taxation of Crescent Equities -- Failure to Qualify," below.

     If Crescent Equities qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investments in a corporation. However, Crescent Equities will be subject to federal income tax in the following circumstances. First, Crescent Equities will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. Second, under certain circumstances, Crescent Equities may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crescent Equities has "net income from foreclosure property," it will be subject to tax on such income at the highest corporate rate. "Foreclosure property" generally means real property and any personal property incident to such real property which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made, except that property ceases to be foreclosure property (i) after a three-year period (which in certain cases may be extended by the IRS) or, if earlier, (ii) when the REIT engages in construction on the property (other than for completion of certain improvements) or for more than 90 days uses the property in a business conducted other than through an independent contractor. "Net income from foreclosure property" means (a) the net gain from disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other net income from foreclosure property which would not satisfy the 75% gross income test (discussed below). Property is not eligible for the election to be treated as foreclosure property if the loan or lease with respect to which the default occurs (or is imminent) was made, entered into or acquired by the REIT with an intent to evict or foreclose or when the REIT knew or had reason to know that default would occur. Fourth, if Crescent Equities has "net income derived from prohibited transactions," such income will be subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if Crescent Equities should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Crescent Equities fails the 75% or 95% test. Sixth, if, during each calendar year, Crescent Equities fails to distribute at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year, (ii) 95% of its "real estate investment trust capital gain net income" for such year, and (iii) any undistributed taxable income from prior periods, Crescent Equities will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Crescent Equities acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Crescent Equities' hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and Crescent Equities recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Crescent Equities, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Crescent Equities over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in regulations promulgated by the United States Department of Treasury under the Code ("Treasury Regulations") that have not yet been promulgated). (The results described above with respect to the recognition of "built-in gain" assume that Crescent Equities will make an election pursuant to IRS Notice 88-19.)

     Requirements of Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding certain distributions and the nature of its income and assets and properly files an election to be treated as a REIT. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months).

     Crescent Equities issued sufficient Common Shares pursuant to the Initial Offering to satisfy the requirements described in (5) and (6) above. While the existence of the rights granted to the Limited Partners to exchange their Units for Common Shares (the "Exchange Rights") may cause limited partners of the Operating Partnership ("Limited Partners") to be deemed to own the Common Shares they could acquire through the Exchange Rights, the amount of Common Shares that can be acquired at any time through the Exchange Rights is limited to an amount which, together with any other Common Shares actually or constructively deemed, under the Declaration of Trust, to be owned by any person, does not exceed the Ownership Limit. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer." Moreover, the ownership of Common Shares generally is limited under the Ownership Limit to no more than 8.0% of the outstanding Common Shares. In addition, the Declaration of Trust provides for restrictions regarding the ownership or transfer of Common Shares in order to assist Crescent Equities in continuing to satisfy the share ownership requirements described in
(5) and (6) above. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. CREE Ltd., CRE Management I Corp. ("Management I"), CRE Management II Corp. ("Management II"), CRE Management III Corp. ("Management III"), CRE Management IV Corp. ("Management IV"), CRE Management V Corp. ("Management V"), CRE Management VI Corp. ("Management VI"), CRE Management VII Corp. ("Management VII"), CresCal Properties, Inc. and Crescent Commercial Realty Corp. are qualified REIT subsidiaries, and thus all of the assets (i.e., the respective partnership interests in the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V, Funding VI, Funding VII, CresCal Properties, L.P. and Crescent Commercial Realty Holdings, L.P.), liabilities and items of income, deduction and credit of CREE Ltd., Management I, Management II, Management III, Management IV, Management V, Management VI, Management VII, CresCal Properties, Inc. and Crescent Commercial Realty Corp. are treated as assets and liabilities and items of income, deduction and credit of Crescent Equities. Unless otherwise required, all references to Crescent Equities in this "Federal Income Tax Considerations" section refer to Crescent Equities and its qualified REIT subsidiaries.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of
Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, Crescent Equities' proportionate share of the assets, liabilities and items of income of the Operating Partnership and its subsidiary partnerships are treated as assets, liabilities and items of income of Crescent Equities for purposes of applying the requirements described herein.

     Income Tests. In order for Crescent Equities to achieve and maintain its qualification as a REIT, there are currently two requirements relating to Crescent Equities' gross income that must be satisfied annually. First, at least 75% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income qualifying under the 75% test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In addition, for each taxable year before 1998, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of Crescent Equities' gross income (including gross income from prohibited transactions) for such taxable year. Crescent Equities, through its partnership interests in the Operating Partnership and all subsidiary partnerships, believes it satisfied all three of these income tests for 1994, 1995, 1996 and 1997 and expects to satisfy the two current tests for subsequent taxable years.

     The bulk of the Operating Partnership's income is currently derived from rents with respect to the Office Properties, the Behavioral Healthcare Facilities, the Hotel Properties and the Retail Properties. Rents received by Crescent Equities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property. However, a REIT is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the rental income to fail to qualify as rents from real property.

     Crescent Equities, based in part upon opinions of Tax Counsel as to whether various tenants, including CBHS and the lessees of the Hotel Properties, constitute Related Party Tenants, believes that the income it received in 1994, 1995, 1996 and 1997 and will receive in subsequent taxable years from (i) charging rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charging rent for personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly performing services considered to be rendered to the occupant of property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) entering into any lease with a Related Party Tenant, will not cause Crescent Equities to fail to meet the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     The Operating Partnership will also receive fixed and contingent interest on the Residential Development Property Mortgages. Interest on mortgages secured by real property satisfies the 75% and 95% gross income tests only if it does not include any amount the determination of which depends in whole or in part on the income of any person, except that (i) an amount is not excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales and (ii) income derived from a shared appreciation provision in a mortgage is treated as gain recognized from the sale of the secured property. Certain of the Residential Development Property Mortgages contain provisions for contingent interest based upon property sales. In the opinion of Tax Counsel, each of the Residential Development Property Mortgages constitutes debt for federal income tax purposes, any contingent interest derived therefrom will be treated as being based on a fixed percentage of sales, and therefore all interest derived therefrom will constitute interest received from mortgages for purposes of the 75% and 95% gross income tests. If, however, the contingent interest provisions were instead characterized as shared appreciation provisions, any resulting income would, because the underlying properties are primarily held for sale to customers in the ordinary course, be subject to a 100% tax.

     In connection with the 1997 distribution by Crescent Equities of the common stock of Crescent Operating, Inc., Crescent Equities was required to recognize gain equal to the excess, if any, of the fair market value of the assets distributed over the basis of Crescent Equities in them. In the opinion of Tax Counsel, such gain constituted gain on the sale of stock or securities for purposes of the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     In applying the 95% and 75% gross income tests to Crescent Equities, it is necessary to consider the form in which certain of its assets are held, whether that form will be respected for federal income tax purposes, and whether, in the future, such form may change into a new form with different tax attributes (for example, as a result of a foreclosure on debt held by the Operating Partnership). For example, the Residential Development Properties are primarily held for sale to customers in the ordinary course of business, and the income resulting from such sales, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests. In addition, such income would be considered "net income from prohibited transactions" and thus would be subject to a 100% tax. The income from such sales, however, will be earned by the Residential Development Corporations rather than by the Operating Partnership and will be paid to the Operating Partnership in the form of interest and principal payments on the Residential Development Property Mortgages or distributions with respect to the stock in the Residential Development Corporations held by the Operating Partnership. In similar fashion, the income earned by the Hotel Properties, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests because it would not constitute "rents from real property." Such income is, however, earned by the lessees of these Hotel Properties and what the Operating Partnership receives from the lessees of these Hotel Properties is rent. Comparable issues are raised by the Operating Partnership's acquisition of subordinated debt secured by a Florida hotel and by the acquisition of an interest in the partnership which owns the hotel by Crescent Development Management Corporation ("CDMC"), one of the Residential Development Corporations. If such debt were recharacterized as equity, or if the ownership of the partnership were attributed from CDMC to the Operating Partnership, the Operating Partnership would be treated as receiving income from hotel operations rather than interest income on the debt or dividend income from CDMC. Furthermore, if Crescent Operating, Inc. were treated for federal income tax purposes as not separate from or an agent of either Crescent Equities or the Operating Partnership, or if Crescent Equities and Crescent Operating, Inc. were treated as a "stapled entity," the income, assets and activities of Crescent Operating, Inc. would be considered to be the income, assets and activities of Crescent Equities, with the result that Crescent Equities would fail to meet the 95% and 75% gross income tests or the asset tests discussed below. A similar consequence might follow if the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. does not constitute debt for federal income tax purposes.

     Tax Counsel is of the opinion that (i) the Residential Development Properties or any interest therein will be treated as owned by the Residential Development Corporations, (ii) amounts derived by the Operating Partnership from the Residential Development Corporations under the terms of the Residential Development Property Mortgages will qualify as interest or principal, as the case may be, paid on mortgages on real property for purposes of the 75% and 95% gross income tests, (iii) amounts derived by the Operating Partnership with respect to the stock of the Residential Development Corporations will be treated as distributions on stock (i.e., as dividends, a return of capital, or capital gain, depending upon the circumstances) for purposes of the 75% and 95% gross income tests, (iv) the leases of the Hotel Properties will be treated as leases for federal income tax purposes, and the rent payable thereunder will qualify as "rents from real property," (v) the subordinated debt secured by the Florida hotel will be treated as debt for federal income tax purposes, the income payable thereunder will qualify as interest, and CDMC's ownership of the partnership interest in the partnership which owns the hotel will not be attributed to the Operating Partnership, (vi) Crescent Operating, Inc. will be treated for federal income tax purposes as a corporate entity separate from and not an agent of either Crescent Equities or the Operating Partnership, and Crescent Operating, Inc. and Crescent Equities will not be treated as a stapled entity for federal income tax purposes; and (vii) the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. will constitute debt for federal income tax purposes. Tax Counsel has provided opinions similar to those provided with respect to the Operating Partnership's investment in the Residential Development Corporations with respect to its investments in certain other entities through non-voting securities and secured debt. Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving transactions with terms substantially the same as those with respect to the Residential Development Corporations, the leases of the Hotel Properties and the relationship among Crescent Equities, the Operating Partnership and Crescent Operating, Inc. Therefore, the opinions of Tax Counsel with respect to these matters are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert successfully a contrary position. If one or more of the leases of the Hotel Properties is not a true lease, part or all of the payments that the Operating Partnership receives from the respective lessee may not satisfy the various requirements for qualification as "rents from real property," or the Operating Partnership might be considered to operate the Hotel Properties directly. In that case, Crescent Equities likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, likely would lose its REIT status. Similarly, if the IRS were to challenge successfully the arrangements with the Residential Development Corporations or Crescent Operating, Inc., Crescent Equities' qualification as a REIT could be jeopardized.

     If any of the Residential Development Properties were to be acquired by the Operating Partnership as a result of foreclosure on any of the Residential Development Property Mortgages, or if any of the Hotel Properties were to be operated directly by the Operating Partnership or a subsidiary partnership as a result of a default by the lessee under the lease, such property would constitute foreclosure property for three years following its acquisition (or for up to an additional three years if an extension is granted by the IRS), provided that (i) the Operating Partnership or its subsidiary partnership conducts sales or operations through an independent contractor; (ii) the Operating Partnership or its subsidiary partnership does not undertake any construction on the foreclosed property other than completion of improvements which were more than 10% complete before default became imminent; and (iii) foreclosure was not regarded as foreseeable at the time Crescent Equities acquired the Residential Development Property Mortgages or leased the Hotel Properties. For so long as any of these properties constitutes foreclosure property, the income from such sales would be subject to tax at the maximum corporate rates and would qualify under the 75% and 95% gross income tests. However, if any of these properties does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

     With regard to the sale of Common Shares to an affiliate of Union Bank of Switzerland as well as the sale of Common Shares to Merrill Lynch International, it is possible that Crescent Equities may receive certain payments in Common Shares, depending on the market price of the Common Shares upon settlement of the forward share purchase agreements. In the opinion of Tax Counsel, such payments will not constitute gross income and therefore will not be taken into account in the application of gross income tests.

     Crescent Equities anticipates that it will have certain income which will not satisfy the 75% or the 95% gross income test. For example, income from dividends on the stock of the Residential Development Corporations and any gain recognized upon the distribution of the common stock of Crescent Operating, Inc. will not satisfy the 75% gross income test. Furthermore, the amount of gain Crescent Equities recognized upon this distribution depended upon the fair market value of the common stock of Crescent Operating, Inc. at the time of the distribution. Prior to the distribution, the Board of Trust Managers of Crescent Equities determined that the value of this stock was $.99 per share, but there can be no assurance that the IRS will agree with this determination in light of various factors including subsequent trading prices. It is also possible that certain income resulting from the use of creative financing or acquisition techniques would not satisfy the 75% or 95% gross income tests. Crescent Equities believes, however, that the aggregate amount of nonqualifying income will not cause Crescent Equities to exceed the limits on nonqualifying income under the 75% or 95% gross income tests.

     If Crescent Equities fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Crescent Equities' failure to meet such tests is due to reasonable cause and not to willful neglect, Crescent Equities attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crescent Equities would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax equal to approximately 100% of the corresponding net income would be imposed with respect to the excess of 75% or 95% of Crescent Equities' gross income over Crescent Equities' qualifying income in the relevant category, whichever is greater.

     Asset Tests. Crescent Equities, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crescent Equities' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or qualified REIT subsidiaries of Crescent Equities and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Crescent Equities), cash, cash items and government securities. Second, not more than 25% of Crescent Equities' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crescent Equities may not exceed 5% of the value of Crescent Equities' total assets, and Crescent Equities may not own more than 10% of any one issuer's outstanding voting securities. The 25% and 5% tests generally must be met for any quarter in which Crescent Equities acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights).

     The Operating Partnership owns 100% of the non-voting stock of each Residential Development Corporation. In addition, the Operating Partnership owns the Residential Development Property Mortgages. As stated above, in the opinion of Tax Counsel each of these mortgages will constitute debt for federal income tax purposes and therefore will be treated as a real estate asset; however, the IRS could assert that such mortgages should be treated as equity interests in their respective issuers, which would not qualify as real estate assets. By virtue of its ownership of partnership interests in the Operating Partnership, Crescent Equities will be considered to own its pro rata share of these assets. Neither Crescent Equities nor the Operating Partnership, however, will directly own more than 10% of the voting securities of any Residential Development Corporation at the end of any quarter of Crescent Equities' taxable year, and, in the opinion of Tax Counsel, Crescent Equities will not be considered to own any of such voting securities. In addition, Crescent Equities and its senior management believe that Crescent Equities' pro rata shares of the value of the securities of each Residential Development Corporation do not separately exceed 5% of the total value of Crescent Equities' total assets. This belief is based in part upon its analysis of the estimated values of the various securities owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of Crescent Equities as a REIT, is relying on the conclusions of Crescent Equities and its senior management as to the value of the various securities and other assets. There can be no assurance, however, that the IRS might not contend that the values of the various securities held by Crescent Equities through the Operating Partnership separately exceed the 5% value limitation or, in the aggregate, exceed the 25% value limitation or that the voting securities of the Residential Development Corporations should be considered to be owned by Crescent Equities. Finally, if the Operating Partnership were treated for tax purposes as a corporation rather than as a partnership, Crescent Equities would violate the 10% of voting securities and 5% of value limitations, and the treatment of any of the

Operating Partnership's subsidiary partnerships as a corporation rather than as a partnership could also violate one or the other, or both, of these limitations. In the opinion of Tax Counsel, for federal income tax purposes the Operating Partnership and all the subsidiary partnerships will be treated as partnerships and not as either associations taxable as corporations or publicly traded partnerships. See "-- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships" below.

     As noted above, the 5% and 25% value requirements must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights). Although Crescent Equities plans to take steps to ensure that it satisfies the 5% and 25% value tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps (i) will always be successful; (ii) will not require a reduction in Crescent Equities' overall interest in the various corporations; or
(iii) will not restrict the ability of the Residential Development Corporations to increase the sizes of their respective businesses, unless the value of the assets of Crescent Equities is increasing at a commensurate rate.

     Annual Distribution Requirements. In order to qualify as a REIT, Crescent Equities is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "real estate investment trust taxable income" of Crescent Equities (computed without regard to the dividends paid deduction and Crescent Equities' net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain excess noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crescent Equities timely files its tax return for such year, and if paid on or before the date of the first regular dividend payment after such declaration. To the extent that Crescent Equities does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular capital gains and ordinary corporate tax rates. Furthermore, if Crescent Equities should fail to distribute, during each calendar year, at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year; (ii) 95% of its "real estate investment trust capital gain income" for such year; and (iii) any undistributed taxable income from prior periods, Crescent Equities would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Crescent Equities believes that it has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") authorizes CREE Ltd., as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Crescent Equities to meet these distribution requirements. It is possible, however, that, from time to time, Crescent Equities may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at its "real estate investment trust taxable income." Issues may also arise as to whether certain items should be included in income. For example, Tax Counsel has opined that the Operating Partnership should include in income only its share of the interest income actually paid on the two mortgage notes secured by Spectrum Center and Three Westlake Park, respectively, and the two mortgage notes secured by Trammell Crow Center, all of which were acquired at a substantial discount, rather than its share of the amount of interest accruing pursuant to the terms of these investments, but opinions of counsel are not binding on the IRS or the courts. In this regard, the IRS has taken a contrary view in a recent technical advice memorandum concerning the accrual of original issue discount. The Company believes, however, that even if the Operating Partnership were to include in income the full amount of interest income accrued on these notes, and the Operating Partnership were not allowed any offsetting deduction for the amount of such interest to the extent it is uncollectible, the Company nonetheless would be able to satisfy the 95% distribution requirement without borrowing additional funds or distributing stock dividends (as discussed below). In addition, it is possible that certain creative financing or creative acquisition techniques used by the Operating Partnership may result in income (such as income from cancellation of indebtedness or gain upon the receipt of assets in foreclosure whose fair market value exceeds the Operating Partnership's basis in the debt which was foreclosed upon) which is not accompanied by cash proceeds. In this regard, the modification of a debt can result in taxable gain equal to the difference between the holder's basis in the debt and the principal amount of the modified debt. Tax Counsel has opined that the four mortgage notes secured by Spectrum Center, Three Westlake Park and Trammell Crow Center, were not modified in the hands of the Operating Partnership. Based on the foregoing, Crescent Equities may have less cash available for distribution in a particular year than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income for such year. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crescent Equities may find it appropriate to arrange for borrowings through the Operating Partnership or to pay distributions in the form of taxable share dividends.

     Under certain circumstances, Crescent Equities may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Crescent Equities' deduction for dividends paid for the earlier year. Thus, Crescent Equities may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crescent Equities will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Ownership Information. Pursuant to applicable Treasury Regulations, in order to be treated as a REIT, Crescent Equities must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its Equity Shares (as defined in the accompanying Prospectus). Crescent Equities believes that it has complied and intends to continue to comply with such requirements.

     Failure to Qualify. If Crescent Equities fails to qualify as a REIT in any taxable year and the relief provisions do not apply, Crescent Equities will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crescent Equities fails to qualify as a REIT will not be deductible by Crescent Equities; nor will they be required to be made. If Crescent Equities fails to qualify as a REIT, then, to the extent of Crescent Equities' current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crescent Equities will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Crescent Equities would be entitled to such statutory relief.

     Pending Legislation. On February 2, 1998, President Clinton released a proposed budget for fiscal year 1999. The budget proposal contained a variety of proposed income tax changes, four of which pertain to REITs. First, a regular corporation with a fair market value of more than $5,000,000 which elects REIT status or merges into a REIT would be treated as if it had liquidated and distributed all its assets to its shareholders, and its shareholders had then contributed the assets to the electing or existing REIT. This deemed liquidation would cause the regular corporation to be taxed as if it had sold its assets for fair market value and would cause its shareholders to be taxed as if they had sold their stock for fair market value. The proposal would be effective for elections that are first effective for a taxable year beginning after January 1, 1999, and for mergers after December 31, 1998. Second, five REITs were allowed to continue as stapled entities with regular corporations (i.e., the stock of the REIT is traded together with the stock of the regular corporation) despite the general prohibition of this structure under Section 269A of the Code, enacted in 1984. For any properties acquired on or after the first date of congressional committee action with respect to the budget proposal (the "Committee Action Date"), where the stapled regular corporation undertakes activities or services relating to the properties, the REITs would be made subject to Section 269A. Third, under current law, REITs may not own more than 10% of the voting stock of a regular corporation. Under the proposal, they also would not be permitted to own more than 10% of the value of all classes of stock of a corporation. This prohibition would apply to stock acquired on or after the Committee Action Date. REITs would continue to be allowed to own corporations whose stock they owned prior to the Committee Action Date, but this grandfathered status would terminate if, after the Committee Action Date, the corporation engaged in a new trade or business or acquired substantial new assets or the REIT acquired additional stock in a corporation. Fourth, a new ownership restriction would be imposed on REITs, prohibiting any one person from owning more than 50% of the total combined voting power of all voting stock or more than 50% of the total value of shares of all classes of stock of the REIT. Current law already contains ownership restrictions applicable to individuals; this new limitation would affect owners other than individuals. It would be effective for entities electing REIT status for taxable years beginning on or after the Committee Action Date.

     The Chairmen of the House Ways and Means Committee and the Senate Finance Committee have introduced legislation to enact the proposal concerning stapled REITs effective March 26, 1998, and such legislation (but not any of the other proposals) is currently part of the IRS restructuring legislation that was passed by the Senate on May 7, 1998. It is not clear whether any of the other proposals will be introduced or enacted and, if they are, their effective dates. Additional proposals affecting REITs may be made by the President or his administration or by members of Congress. It is impossible to predict the nature of those proposals, whether they would be enacted, and their effect on Crescent Equities. There can be no assurance, however, that changes in legislation would not have a material adverse effect on Crescent Equities.

TAXATION OF THE RIGHTS

     Issuance of the Rights. Holders of Common Shares will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

     Basis and Holding Period of the Rights. Unless a shareholder elects otherwise (as provided in (ii) below), if the fair market value of the Rights on the date of the Rights Offering is less than 15% of the fair market value of the Common Shares with respect to which the Rights are received, the basis of the Rights received by a shareholder as a distribution with respect to the shareholder's Common Shares will be zero. If, however, either (i) the fair market value of the Rights on the date of the Rights Offering is 15% or more of the fair market value of the Common Shares with respect to which the Rights are received or (ii) the shareholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Common Shares to the Rights, then upon exercise or transfer of the Rights, the shareholder will allocate his or her basis in such Common Shares between the Common Shares and the Rights in proportion to the fair market values of each on the date of the Rights Offering of the Rights, except that, in either case, no allocation of basis will be made to the Rights if the Rights expire unexercised. The holding period of a shareholder with respect to the Rights received as a distribution on such shareholder's Common Shares will include the shareholder's holding period for the Common Shares with respect to which the Rights were issued. With respect to a purchaser of Rights, the tax basis of such Rights will be equal to the purchase price paid therefor, and the holding period for such Rights will begin on the day following the date of purchase.

     Transfer of the Rights. Holders of Common Shares who sell the Rights received in the Rights Offering prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and the basis of such shareholder, if any, in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of Common Shares held by such shareholder would be characterized as capital gain or loss at the time of such sale. Any gain or loss recognized on a sale of Rights acquired by purchase will be capital gain or loss if Common Shares would, if acquired by the seller, be a capital asset in the hands of such seller.

     Expiration of the Rights. Upon the expiration of any of the Rights received by Rights Holders in the Rights Offering, such Rights Holders will not recognize any gain or loss, and no adjustment will be made to the basis of the Common Shares, if any, owned by such Rights Holders. Upon the expiration of any Rights purchased by purchasers of the Rights, such purchasers will be entitled to a loss equal to their tax basis in the Rights.

     Exercise of the Rights; Basis and Holding Period of the Common Shares Acquired through Exercise. Rights Holders will not recognize any gain or loss upon the exercise of such Rights. The basis of the Common Shares acquired through the exercise of the Rights will be equal to the sum of the Exercise Price therefor and any basis of the Rights Holder in such Rights. The holding period for the Common Shares acquired through exercise of the Rights will commence on the date Rights are exercised.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     For purposes of this summary, a "U.S. Shareholder" means a beneficial owner of Common Shares who or that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) a partnership to the extent the interest therein is owned by any of the persons described in clauses
(i), (ii), (iii), or (iv) above. As used herein, the term "Non-U.S. Shareholder" means a beneficial owner of Common Shares that is not a U.S. Shareholder.

     Any distribution declared by Crescent Equities in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent Equities and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent Equities during January of the following calendar year. As long as Crescent Equities qualifies as a REIT, distributions made to Crescent Equities' taxable U.S. Shareholders out of Crescent Equities' current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and, for corporate U.S. Shareholders, will not be eligible for the dividends received deduction. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crescent Equities' actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its Common Shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, Crescent Equities may elect to retain and pay income tax on its net long-term capital gains. If Crescent Equities so elects, each U.S. Shareholder will take into income the U.S. Shareholder's share of the retained capital gain as long-term capital gain and will receive a credit or refund for that U.S. Shareholder's share of the tax paid by Crescent Equities. The U.S. Shareholder will increase the basis of such U.S. Shareholder's shares by an amount equal to the excess of the retained capital gain included in the U.S. Shareholder's income over the tax deemed paid by such U.S. Shareholder. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the U.S. Shareholder. U.S. Shareholders may not include any net operating losses or capital losses of Crescent Equities in their respective income tax returns.

     In general, any loss upon a sale or exchange of shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent Equities required to be treated by such U.S. Shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to an investment in Common Shares or Rights, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Crescent Equities of United States real property interests and not designated by Crescent Equities as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Crescent Equities. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to dividends from a REIT. Crescent Equities expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies (and, with regard to payments on or after January 1, 1999, the Non-U.S. Shareholder (1) files IRS Form W-8 with Crescent Equities and, (2) if the Common Shares or Series A Preferred Shares are not traded on an established securities market, acquires a taxpayer identification number from the IRS) or (ii) the Non-U.S. Shareholder has filed an IRS Form 4224 (or, with respect to payments on or after January 1, 1999, files IRS Form W-8) with Crescent Equities claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of Crescent Equities' current and accumulated earnings and profits will be treated as a return of capital to the extent of the adjusted basis of a Non-U.S. Shareholder's shares and thereafter as capital gain, which will be taxable to the extent that the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares, as described below. Distributions in excess of current and accumulated earnings and profits are currently subject to withholding at the same 30% or lower treaty rate applicable to ordinary income dividends, but a Non-U.S. Shareholder may seek a refund of amounts of tax withheld in excess of the Non-U.S. Shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS. Beginning with payments made on or after January 1, 1999, Crescent Equities will be permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current and accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent it exceeds the shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS.

     For any year in which Crescent Equities qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Crescent Equities of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder, subject to possible exemption or rate reduction under an applicable tax treaty. Crescent Equities is required to withhold 35% of any distribution that could be designated by Crescent Equities as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if Crescent Equities is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. Crescent Equities believes that it is, and currently expects to continue to be, a "domestically controlled REIT," and in such case the sale of Common Shares or Rights would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares or Rights is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of Common Shares or Rights is subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to the additional 30% branch profits tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares or Rights would be required to withhold and remit to the IRS 10% of the purchase price.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to Crescent Equities' investment in the Operating Partnership and its subsidiary partnerships and represents the views of Tax Counsel. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification of the Operating Partnership and its Subsidiary Partnerships for Tax Purposes. In the opinion of Tax Counsel, based on the provisions of the Operating Partnership Agreement and the partnership agreements of the various subsidiary partnerships, certain factual assumptions and certain representations described in the opinion, the Operating Partnership and the subsidiary partnerships will each be treated as a partnership and neither an association taxable as a corporation for federal income tax purposes, nor a "publicly traded partnership" taxable as a corporation. Unlike a ruling from the IRS, however, an opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and its subsidiary partnerships as partnerships for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, Crescent Equities would fail to qualify as a REIT because it would not be able to satisfy the income and asset requirements. See "-- Taxation of Crescent Equities," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Crescent Equities might incur a tax liability without any related cash distributions. See "-- Taxation of Crescent Equities," above. Further, items of income and deduction for the Operating Partnership would not pass through to the respective partners, and the partners would be treated as shareholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income. Similarly, if any of the subsidiary partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, such treatment might cause Crescent Equities to fail to qualify as a REIT, and in any event such partnership's items of income and deduction would not pass through to its partners, and its net income would be subject to income tax at regular corporate rates.

     Income Taxation of the Operating Partnership and its Subsidiary Partnerships. A partnership is not a taxable entity for federal income tax purposes. Rather, Crescent Equities will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Crescent Equities, without regard to whether Crescent Equities has received or will receive any cash distributions. The Operating Partnership's income, gains, losses, deductions and credits for any taxable year will include its allocable share of such items from its subsidiary partnerships.

     Tax Allocations with Respect to Pre-Contribution Gain. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties initially contributed to the Operating Partnership were substantially in excess of their adjusted tax bases. The Operating Partnership Agreement requires that allocations attributable to each item of initially contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable will not correspond exactly to the percentage interests of the partners. Upon the disposition of any item of initially contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes will be allocated for tax purposes to the contributing partner and, in addition, the Operating Partnership Agreement provides that any remaining gain will be allocated for tax purposes to the contributing partners to the extent that tax depreciation previously allocated to the noncontributing partners was less than the book depreciation allocated to them. These allocations are intended to be consistent with Section 704(c) of the Code and with Treasury Regulations thereunder. The tax treatment of properties contributed to the Operating Partnership subsequent to its formation is expected generally to be consistent with the foregoing.

     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Crescent Equities to be allocated lower depreciation and other deductions. This may cause Crescent Equities to recognize taxable income in excess of cash proceeds, which might adversely affect Crescent Equities' ability to comply with the REIT distribution requirements. See "-- Taxation of Crescent Equities," above.

SALE OF PROPERTY

     Generally, any gain realized by the Operating Partnership on the sale of real property, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Crescent Equities' share of any gain realized on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's business, however, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Crescent Equities," above. Such prohibited transaction income will also have an adverse effect upon Crescent Equities' ability to satisfy the income tests for status as a REIT for federal income tax purposes. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties, and to make such occasional sales of properties as are consistent with these investment objectives.

TAXATION OF THE RESIDENTIAL DEVELOPMENT CORPORATIONS

     A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Residential Development Corporations through dividends on non-voting common stock thereof held by the Operating Partnership and interest on the Residential Development Property Mortgages held by the Operating Partnership. The Residential Development Corporations will not qualify as REITs and will pay federal, state and local income taxes on their taxable incomes at normal corporate rates, which taxes will reduce the cash available for distribution by Crescent Equities to its shareholders. Crescent Equities anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Residential Development Corporations, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Any federal, state or local income taxes that the Residential Development Corporations are required to pay will reduce the cash available for distribution by Crescent Equities to its shareholders.

STATE AND LOCAL TAXES

     Crescent Equities and its shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The tax treatment of Crescent Equities and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas. The Texas franchise tax is imposed on each such entity with respect to the entity's "net taxable capital" and its "net taxable earned surplus" (generally, the entity's federal taxable income, with certain adjustments). The franchise tax on net taxable capital is imposed at the rate of 0.25% of an entity's net taxable capital. The franchise tax rate on "net taxable earned surplus" is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that Crescent Equities is indirectly required to pay will reduce the cash available for distribution by Crescent Equities to shareholders. Even if an entity is doing business in Texas for Texas franchise tax purposes, the entity is subject to the Texas franchise tax only on the portion of the taxable capital or taxable earned surplus apportioned to Texas.

     As a Texas real estate investment trust, Crescent Equities will not be subject directly to the Texas franchise tax. However, Crescent Equities will be subject indirectly to the Texas franchise tax as a result of its interests in CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII, which will be subject to the Texas franchise tax because they are general partners of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII, and the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will be doing business in Texas.

     It is anticipated that Crescent Equities' Texas franchise tax liability will not be substantial because CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII are allocated only a small portion of the taxable income of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. In addition, Management VI and Funding VI are not anticipated to be subject to the Texas franchise tax.

     The Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will not be subject to the Texas franchise tax, under the laws in existence at the time of this Prospectus Supplement because they are partnerships instead of corporations. There is no assurance, however, that the Texas legislature will not expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII or enact other legislation which may result in subjecting Crescent Equities to the Texas franchise tax. Any statutory change by the Texas legislature may be applied retroactively.

     In addition, it should be noted that three of the Residential Development Corporations will be doing business in Texas and will be subject to the Texas franchise tax. Further, Crescent/301, L.L.C. will be subject to the Texas franchise tax because it is doing business in Texas and limited liability companies are subject to Texas franchise tax. However, this franchise tax should not be substantial because Crescent/301, L.L.C. owns a 1% interest in 301 Congress Avenue, L.P. Other entities that will be subject to the Texas franchise tax include CresTex Development, LLC and its member CresCal Properties, Inc. and any other corporations or limited liability companies doing business in Texas with Texas receipts. It is expected that the franchise tax liability of these entities will not be substantial.

     The Texas legislature considered in its 1997 regular session proposals for property tax relief in Texas. Such relief would have required increasing the proportion of education funding costs paid by the State of Texas and reducing the proportion paid by local property taxes. Alternatives for increasing State of Texas revenues that have been considered include broadening the franchise tax base to include other entities such as partnerships and real estate investment trusts, enactment of a new gross receipts tax, enactment of a new business activity tax, an increase in the sales tax and/or broadening the sales tax base. The Texas House of Representatives and the Texas Senate both passed different bills that would have broadened the franchise tax base to apply the franchise tax to business trusts such as Crescent Equities and partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. However, the conference committee was not able to work out the differences between these two bills and the Texas legislature adjourned the 1997 regular session without adopting such legislation. There can be no assurance that the Texas legislature will not enact similar legislation in its next regular session, beginning in 1999. A committee of the Texas House of Representatives is currently studying alternative methods and formulas to fund education in anticipation of the next regular session.

     Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to the Company ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that, based on the current structure of Crescent Equities and based upon current law, it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting Crescent Equities or a holder of Common Shares, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

     Tax Counsel has not reviewed the discussion in this section with respect to Texas franchise tax matters and has expressed no opinion with respect thereto.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission the Registration Statement, of which this Prospectus is a part, under the Securities Act, with respect to the Common Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13038) with the Commission and are incorporated herein by reference:

 (1) The Registration Statement on Form 8-B filed on March 24, 1997 registering the Common Shares of the Company under Section 12(b) of the Exchange Act.

 (2) The Proxy Statement in connection with the Company's 1998 Annual Meeting of Stockholders.

 (3) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended on May 15, 1998.

 (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

 (5) The Company's Current Report on Form 8-K dated January 29, 1997 and filed on March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997.

 (6) The Company's Current Report on Form 8-K dated December 22, 1997 and filed March 4, 1998.

 (7) The Company's Current Report on Form 8-K dated January 6, 1998 and filed January 6, 1998.

 (8) The Company's Current Report on Form 8-K dated January 16, 1998 and filed January 27, 1998, as amended on February 13, 1998, April 27, 1998 and June 10, 1998.

 (9) The Company's Current Report on Form 8-K dated February 12, 1998 and filed February 23, 1998.

(10) The Company's Current Report on Form 8-K dated February 13, 1998 and filed February 18, 1998.

(11) The Company's Current Report on Form 8-K dated February 13, 1998 and filed February 18, 1998.

(12) The Company's Current Report on Form 8-K dated April 17, 1998 and filed April 28, 1998.

(13) The Company's Current Report on Form 8-K dated April 23, 1998 and filed April 27, 1998.

     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas, 76102, Attention: Company Secretary (telephone number: (817) 321-2100).

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K (i) dated January 29, 1997 and filed on March 24, 1998, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997, (ii) dated December 22, 1997 and filed on March 4, 1998, and (iii) dated January 16, 1998 and filed on January 27, 1998, as amended on February 13, 1998, April 27, 1998 and June 10, 1998, respectively, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The legality of the issuance of the Shares will be passed upon for the Company by Shaw Pittman Potts & Trowbridge.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
The Company...........................    2
Recent Developments...................    3
Risk Factors..........................    5
Use of Proceeds.......................   12
The Rights Offering...................   13
Description of Common Shares..........   19
Certain Provisions of the Declaration
  of Trust, Bylaws and Texas Law......   21
Federal Income Tax Considerations.....   25
Available Information.................   40
Incorporation of Certain Documents by
  Reference...........................   41
Experts...............................   42
Legal Matters.........................   42

======================================================

======================================================

                                           SHARES

[CRESCENT LOGO]
                                 COMMON SHARES
                                   PROSPECTUS
                                           , 1998
======================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Shares covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

     Registration Fee.......................................    $287,625
     Printing, Engraving and Filing Expenses................    $  *
     Accounting Fees and Expenses...........................    $  *
     Legal Fees and Expenses................................    $  *
     Miscellaneous..........................................    $  *
                                                                --------
     Total..................................................    $  *
                                                                ========

---------------

* To be supplied by amendment.

ITEM 15. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS.

     The Company's Restated Declaration of Trust (the "Declaration of Trust") provides that no trust manager shall be liable to the Company for any act, omission, loss, damage, or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. The Company's Declaration of Trust and Bylaws also permit the Company to indemnify a person who was or who agreed to appear as a witness or other participant in a proceeding at a time when he is not named a defendant or respondent in the proceeding. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.

     The limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") contains indemnification provisions comparable to those contained in the Declaration of Trust.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

     The Company and the Operating Partnership have entered into indemnification agreements with each of the Company's executive officers and trust managers. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify such officers and trust managers to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company and the Operating Partnership also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's and Operating Partnership's directors' and officers' liability insurance, if any. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust, the Company's Bylaws and Operating Partnership Agreement, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Trust Managers or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.02 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-23005) and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.04      Second Amended and Restated Agreement of Limited Partnership of Crescent Real Estate
              Equities Limited Partnership dated November 1, 1997, as amended (filed herewith)
    4.05      Form of Certificate of 6 3/4% Series A Convertible Cumulative Preferred Shares of the
              Company (filed as Exhibit 4.05 to the Company's Current Report on Form 8-K dated
              February 13, 1998 and filed February 18, 1998 and incorporated herein by reference)
   *4.06      Form of Subscription Certificate.
   *4.07      Form of Agreement between the Registrant and Boston EquiServe, L.P., as Subscription
              Agent.
   *5.01      Opinion of Shaw Pittman Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company
   *8.01      Opinion of Shaw Pittman Potts & Trowbridge regarding certain material tax issues relating to the Registrant

EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
   *8.02      Opinion of Locke Purnell Rain Harrell (A Professional Corporation) regarding certain
              Texas franchise tax matters
  *23.01      Consent of Shaw Pittman Potts & Trowbridge (included in its opinions filed as Exhibits
              5.01 and 8.01 to this Registration Statement)
  *23.02      Consent of Locke Purnell Rain Harrell (A Professional Corporation) (included in its opinion filed as Exhibit 8.02 to this Registration Statement).
   23.03      Consent of Arthur Andersen LLP (Dallas), Certified Public Accountants, dated June 11,
              1998 (filed herewith)
   23.04      Consent of Arthur Andersen LLP (Atlanta), Certified Public Accountants, dated May 28,
              1998 (filed herewith)
   23.05      Consent of Arthur Andersen LLP (Las Vegas), Certified Public Accountants, dated June
              11, 1998 (filed herewith)
   24.01      Powers of Attorney (filed herewith)

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 15th day of June, 1998.

                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        By:       /s/  GERALD W. HADDOCK
                                           -------------------------------------
                                                     Gerald W. Haddock
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURES                                        TITLE                        DATE
                     ----------                                        -----                        ----

              /s/ RICHARD E. RAINWATER*                  Trust Manager and Chairman of the     June 15, 1998
-----------------------------------------------------      Board
                Richard E. Rainwater

                  /s/ JOHN C. GOFF*                      Trust Manager and Vice Chairman of    June 15, 1998
-----------------------------------------------------      the Board
                    John C. Goff

                /s/ GERALD W. HADDOCK                    Trust Manager, President and Chief    June 15, 1998
-----------------------------------------------------      Executive Officer (Principal
                  Gerald W. Haddock                        Executive Officer)

                 /s/ DALLAS E. LUCAS                     Senior Vice President and Chief       June 15, 1998
-----------------------------------------------------      Financial Officer (Principal
                   Dallas E. Lucas                         Financial and Accounting
                                                           Officer)

                /s/ ANTHONY M. FRANK*                    Trust Manager                         June 15, 1998
-----------------------------------------------------
                  Anthony M. Frank

               /s/ MORTON H. MEYERSON*                   Trust Manager                         June 15, 1998
-----------------------------------------------------
                 Morton H. Meyerson

                /s/ WILLIAM F. QUINN*                    Trust Manager                         June 15, 1998
-----------------------------------------------------
                  William F. Quinn

              /s/ PAUL E. ROWSEY, III*                   Trust Manager                         June 15, 1998
-----------------------------------------------------
                 Paul E. Rowsey, III

                /s/ MELVIN ZUCKERMAN*                    Trust Manager                         June 15, 1998
-----------------------------------------------------
                  Melvin Zuckerman

                                            *By:   /s/ GERALD W. HADDOCK
                                              ----------------------------------
                                                      Gerald W. Haddock
                                                       Attorney-In-Fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.02 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-23005) and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.04      Second Amended and Restated Agreement of Limited Partnership of Crescent Real Estate
              Equities Limited Partnership dated November 1, 1997, as amended (filed herewith)
    4.05      Form of Certificate of 6 3/4% Series A Convertible Cumulative Preferred Shares of the
              Company (filed as Exhibit 4.05 to the Company's Current Report on Form 8-K dated
              February 13, 1998 and filed February 18, 1998 and incorporated herein by reference)
   *4.06      Form of Subscription Certificate.
   *4.07      Form of Agreement between the Registrant and Boston EquiServe, L.P., as Subscription
              Agent.
   *5.01      Opinion of Shaw Pittman Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company
   *8.01      Opinion of Shaw Pittman Potts & Trowbridge regarding certain material tax issues relating to the Registrant
   *8.02      Opinion of Locke Purnell Rain Harrell (A Professional Corporation) regarding certain
              Texas franchise tax matters
  *23.01      Consent of Shaw Pittman Potts & Trowbridge (included in its opinions filed as Exhibits
              5.01 and 8.01 to this Registration Statement)
  *23.02      Consent of Locke Purnell Rain Harrell (A Professional Corporation) (included in its opinion filed as Exhibit 8.02 to this Registration Statement).
   23.03      Consent of Arthur Andersen LLP (Dallas), Certified Public Accountants, dated June 11,
              1998 (filed herewith)
   23.04      Consent of Arthur Andersen LLP (Atlanta), Certified Public Accountants, dated May 28,
              1998 (filed herewith)
   23.05      Consent of Arthur Andersen LLP (Las Vegas), Certified Public Accountants, dated June
              11, 1998 (filed herewith)
   24.01      Powers of Attorney (filed herewith)

---------------

* To be filed by amendment.